Exhibit 99.1

Goldfield Reports Continued Strong Results

          MELBOURNE, Fla., Aug. 10 /PRNewswire-FirstCall/ -- The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced a threefold increase in net income for the six months ended June 30, 2006:

*	Revenue increased 48% to $26.2 million from $17.7 million in the like period of 2005.
*	Operating income increased to $3.4 million from $1.2 million in the like period of 2005.
*	Net income rose to $2.1 million ($.08 per share) from $0.7 million ($.03 per share) in the like period of 2005.

          Results for the second quarter of 2006 mirrored the improved six month results. For the quarter ended June 30, 2006 (compared to the like period in 2005):

*	Revenue increased 29% to $12.2 million from $9.5 million in the like period of 2005.
*	Operating income increased to $1.5 million from $1.0 million in the like period of 2005.
*	Net income rose to $1.0 million ($.04 per share) from $0.6 million ($.02 per share) in the like period of 2005.

          Commenting on the second quarter results, John H. Sottile, president of Goldfield, said, “In the electrical construction segment, revenue increased to $11.2 million from $5.3 million and operating income increased significantly to $2.1 million from $0.3 million. Electrical construction results benefited from an increase in both the number and size of projects under construction and from efficiencies associated with larger projects. In the real estate segment, revenues decreased from $4.2 million to $1.0 million, mainly because of year to year variations in the characteristics and stage of construction of the particular projects under construction. In addition, the current weaker condominium market in Florida resulted in the cancellation of three purchase contracts in our Oak Park project.”

          Looking ahead in 2006, Mr. Sottile commented, “At June 30, our electrical construction backlog has increased to $14.0 million from $11.6 million at the same point in 2005 and our real estate segment’s backlog has increased to $10.6 million from $6.3 million at the same point last year. During the balance of 2006, we currently estimate that approximately 86% of the electrical construction backlog (approximately $12.0 million) and approximately 75% of the real estate segment backlog (approximately $8.0 million) will be recognized as revenue. Actual timing of revenue recognition may vary as the result of project delays and other factors.”

          About Goldfield

          Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

          Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For example, electrical construction projects are generally subject to cancellation and, in the real estate segment, there can be no assurance that settlements of condominiums subject to contracts for sale will occur or that construction will progress as expected. For further details, see the company’s filings with the Securities and Exchange Commission.

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2006	2005	2006	2005

Revenue
Electrical construction	$11,186,323	$5,284,372	$21,678,328	$12,384,688
Real estate development	1,046,540	4,186,580	4,549,487	5,317,737
Total revenue	12,232,863	9,470,952	26,227,815	17,702,425
Costs and expenses
Electrical construction	8,460,325	4,335,895	16,583,534	10,253,467
Real estate development	827,489	2,475,035	3,148,918	3,167,487
Depreciation and amortization	628,120	635,047	1,227,411	1,260,778
Selling, general and administrative	819,774	1,062,377	1,918,129	1,813,156
Other (income) general expenses	(11,013)	9,069	(29,323)	10,555
Total costs and expenses	10,724,695	8,517,423	22,848,669	16,505,443
Total operating income	1,508,168	953,529	3,379,146	1,196,982
Other income (expenses), net
Interest income	26,972	25,433	51,684	53,891
Interest expense, net	(62,965)	(33,475)	(99,957)	(66,460)
Other	110,128	4,136	113,622	6,024
Total other income (expenses), net	74,135	(3,906)	65,349	(6,545)
Income from continuing operations before income taxes	1,582,303	949,623	3,444,495	1,190,437
Income taxes	609,831	375,035	1,327,533	466,545
Income from continuing operations	972,472	574,588	2,116,962	723,892
Loss from discontinued operations	—	(1,776)	—	(14,528)
Net income	$972,472	$572,812	$2,116,962	$709,364
Earnings per share of common stock - basic and diluted
Continuing operations	$0.04	$0.02	$0.08	$0.03
Discontinued operations	—	—	—	—
Net income	$0.04	$0.02	$0.08	$0.03
Weighted average common shares and equivalents used in the calculations of earnings per share
Basic	25,572,192	25,687,548	25,572,192	25,760,218
Diluted	25,572,192	25,721,118	25,572,192	25,793,798

SOURCE  The Goldfield Corporation
          -0-                             08/10/2006
          /CONTACT:  Investors, The Goldfield Corporation, +1-321-724-1700, or investorrelations@goldfieldcorp.com/
          /First Call Analyst: /
          /FCMN Contact: swherry@goldfieldcorp.com /
          /Web site:  http://www.goldfieldcorp.com/